                                                                      EXHIBIT 10

                               September 19, 1996



PERSONAL AND CONFIDENTIAL

W. Jeffrey Hart
Senior Vice President-Petroleum
P.O. Box 645
Tulsa, OK 74101-0645

Dear Jeff:

                 This letter will confirm our understandings relating to your resignation as an employee and Officer of MAPCO Inc. ("MAPCO") and an Officer and/or Director of any of MAPCO's subsidiaries. In consideration for your many years of dedicated service with MAPCO, it is agreed as follows:

         1. Severance Pay. Concurrently with your signing this Letter Agreement, you have signed Officer and Director letters of resignation all effective as of the date of execution of this Letter Agreement attached hereto and it is agreed that you will resign as an employee of MAPCO effective close of business November 1, 1996. MAPCO will pay to you on November 1, 1996, a lump sum amount equal to two (2) months of your annual base salary currently in effect; and on January 2, 1997, a lump sum amount equal to twelve (12) months of your annual base salary currently in effect. These payments represent full and complete severance pay in recognition of your length of service with MAPCO. They may be reduced, if necessary, to comply with tax withholding requirements.

         2. Settlement Pay. On January 2, 1997, you will be paid $100,000.00 which represents payment in lieu of any obligation of MAPCO to you in connection with your participation in MAPCO's Incentive Compensation Plan, which Plan otherwise contemplated bonus payments, if any, payable in 1997. This may be reduced, if necessary, to comply with tax withholding requirements. You shall not be eligible for any other awards under the Plan, including any long-term incentive bonus compensation that would have been payable in 1998.

         3. Various Benefit Distributions. Your rights under any employee benefit plan shall be governed by the terms of such plan only as modified specifically by this Letter Agreement.

W. Jeffrey Hart
September 19, 1996
Page 2


         4. Health Benefits. Your normal participation in the MAPCO Group Health Plan will cease effective close of business November 1, 1996, but you will be eligible for the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") extension at that time. If you so elect COBRA coverage, MAPCO shall waive your monthly COBRA "premiums" for the eighteen-month COBRA period. If you become re-employed with or by any person, firm or corporation, and are eligible for group health care coverage, MAPCO will cease paying your monthly COBRA premiums and it will be your responsibility to continue those payments if you so elect.

         5. Vacation. You will be paid, as soon as practicable after November 1, 1996, vacation entitlement, if due, in accordance with Company vacation benefit policy.

         6. Perks. Any perks which you presently enjoy shall cease as of the effective date of this Letter Agreement. There are no amounts remaining to be paid or further obligations to you for tax preparation and estate planning reimbursement commitments for 1996, except as otherwise permitted in Paragraph
8. below.

         7. Stock Options. For purposes of the 1986 Stock Option and 1989 Stock Incentive Plans, your deemed normal retirement date will be close of business November 1, 1996, and you will receive vesting and acceleration benefits as if you elected and were qualified for normal retirement on that date. It is further agreed that under the Non-Qualified Stock Option Agreement covering certain options granted to you effective January 24, 1995, at a closing NYSE price of $53.00, all options thereunder which would otherwise be exercisable in 1997 and 1998, shall all be deemed vested as of November 1, 1996 and exercisable within the period three (3) years thereafter, or the expiration of the original option grant, whichever occurs earlier. Reload or replenishment options will not be granted after the effective date of this letter.

         8. Out placement Assistance. If you so desire, MAPCO will arrange out placement services for you through MAPCO's normal sources at a cost of up to $45,000. You may also charge against this amount and be reimbursed for reasonable, verified tax, estate planning, legal and consulting services expense incurred in connection with your resignation. Any such reimbursed or paid service expense will reduce out placement payment obligations under this paragraph.

         9. Employment Continuation Agreement. The Employment Continuation Agreement executed by you with MAPCO Inc. effective as of December 20, 1989, as amended, shall terminate upon execution of this Letter Agreement.

         10. Confidentiality. You agree to hold in a fiduciary capacity for the benefit of MAPCO, all secret or confidential information, knowledge or data of the Company obtained by you during your employment by MAPCO Inc. (whether or not developed by you) which is not

W. Jeffrey Hart
September 19, 1996
Page 3


generally known to the public or recognized as standard practice, and you agree not to communicate or divulge any such information, knowledge or data to any person, firm or corporation.

         11. Computer Equipment, Data Base and other property. Effective immediately your access to all management information systems, including financial reporting and E-Mail, shall cease. You agree to return all mobile or off- location equipment supplied by the Company, including computer equipment, FAX and mobile telephones. All Company credit cards will be returned on the effective date of this Letter Agreement.

         12. General Release. You acknowledge and agree that upon execution of this Letter Agreement and the honoring of the commitments set forth herein, MAPCO has performed all of its obligations to you and that you accept the considerations expressed in this Letter Agreement in full satisfaction of all rights arising from and related to your employment by MAPCO; and accordingly, in connection therewith you agree to forever discharge and release MAPCO and its subsidiaries, and the officers, directors and employees of either, from any and all claims and liabilities, known or unknown, which may have otherwise accrued as of or prior to the execution of this Letter Agreement.

         13. Stock Repurchase. MAPCO will consider repurchase of Common Stock of MAPCO held by you, subject to any restrictions or conditions of MAPCO's then current stock repurchase program.

         14. Entire Agreement. It is understood that the foregoing contains our entire agreement, and no modifications hereof shall be binding upon either of us unless it is in writing signed by each of us.


                                           Sincerely,

                                           MAPCO Inc.

                                             /s/ James E. Barnes
                                           ---------------------

                                           James E. Barnes

JEB:DWB:lkc

I have read and accept the terms and
conditions of this certain Letter Agreement
dated  September 19, 1996                  .
      -------------------------------------

 /s/ W. Jeffrey Hart
-------------------------------------------
W. Jeffrey Hart

Date:  September 20, 1996
     --------------------------------------